UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	September 30, 2011

Multimedia Games Holding Company, Inc.
(Exact name of Registrant as Specified in its Charter)

000-28318
(Commission File Number)

Texas	74-2611034
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

206 Wild Basin Road South, Bldg. B, Suite 400, Austin, Texas	78746
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 334-7500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act 17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jerome R. Smith as Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary.

On September 30, 2011, the Board of Directors appointed Jerome R. “Jerry” Smith, age 59, to serve as the Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary of Multimedia Games Holding Company, Inc. (the “Company”) until his successor is chosen and qualified or until his death, resignation, retirement, disqualification or removal.  On September 30, 2011, the Board of Directors, in consultation with the Compensation Committee, approved the terms of an employment agreement with Mr. Smith (the “Employment Agreement”) and the Company and Mr. Smith subsequently entered into the Employment Agreement on September 30, 2011.  Pursuant to the Employment Agreement, Mr. Smith will receive, during the term of his employment, a salary of $260,000 annualized (“Base Salary”) as well as certain relocation expenses. He will also participate in the bonus plan applicable to the senior executive management of the Company.  Subject to his execution of a release, if Mr. Smith is terminated Without Cause or for Good Reason (both as defined in the Employment Agreement) one year from the effective date of the Employment Agreement (“Effective Date”), he will receive one year of Base Salary continuation and one year of target bonus payment, and if Mr. Smith is terminated Without Cause or for Good Reason two years from the Effective Date, he will receive two years of Base Salary continuation and two years of target bonus payment. If termination occurs Without Cause or for Good Reason within one year of a change in control, a payment of two years of Base Salary continuation and two years of target bonus will be made in a lump sum. The description of the Employment Agreement is qualified in its entirety by reference to the complete text of the document, a copy of which is attached hereto as Exhibit 10.1.

Pursuant to the terms of the Employment Agreement, the Company granted Mr. Smith an option to purchase 250,000 shares of the Company’s common stock (the “Common Stock”), effective as of October 3, 2011, with an exercise price of $3.88, which was the fair market value of the Common Stock on the date of the grant.  The Option vests one-fourth (1/4) after one year, and will continue to vest over three (3) years in equal quarterly installments during each of the following three years.  Pursuant to Mr. Smith’s Employment Agreement and Notice of Grant of Stock Option, the option will accelerate and vest in full (i) in the event of a change of control of the Company if the successor corporation does not assume or continue the option, or (ii) if within one year of a change of control, Mr. Smith is terminated without cause or resigns for good reason. Unless earlier terminated pursuant to its terms, the option will expire on October 3, 2018.

Mr. Smith previously served various positions at Shuffle Master, Inc., a supplier of automatic card shufflers and proprietary table games, including General Counsel from August 2001 until July 2010, Executive Vice President and Corporate Secretary from November 2008 until July 2010, Senior Vice President from March 2004 until November 2008, and Assistant General Counsel from March 2001 until he was promoted to General Counsel in August 2001.  Mr. Smith also has served as an attorney for Shuffle Master from July 2010 until September 2010, and, beginning in September 2010, pursuant to the terms of his employment agreement, as a part-time employee/consultant for Shuffle Master.  Mr. Smith has also served as the part-time General Counsel to ClosingCorp Inc., a privately held e-commerce and technology company, from June 2011 until September 2011, and as a legal and business consultant for various public and private companies from September 2010 until September 2011.  Prior to joining Shuffle Master, Mr. Smith was “Of Counsel” in the corporate law department of Hale Lane Peek in Las Vegas, Nevada.  Prior to being Of Counsel at Hale Lane Peek, Mr. Smith served as in-house counsel to several different privately-held companies, including Ironclad LLC, a plastic consumer goods manufacturer; Equity AG Financial, a real estate acquisitions company; Hang Ten International, a trademark licensing and clothing company; and American Cinema, an independent motion picture company; as well as had his own private practice of law.  None of the companies Mr. Smith worked with before joining the Company is an affiliate of the Company.  There are no family relationships between Mr. Smith and any of the Company’s officers or directors.  There are no transactions to which the Company or any of its subsidiaries is a party to which Mr. Smith has a material interest that is subject to disclosure under Item 404(a) of Regulation S-K.

Item 8.01	Other Events.

On October 3, 2011, the Company issued a press release announcing the appointment of Mr. Smith as Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary.  A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

The exhibit listed below is being furnished with this Form 8-K.

Exhibit No.	Description
10.1	Executive Employment Agreement with Jerome R. Smith, dated September 30, 2011
99.1	Press Release, dated October 3, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTIMEDIA GAMES HOLDING COMPANY, INC.

Dated: October 3, 2011	By:	/s/ Uri L. Clinton
Uri L. Clinton Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Executive Employment Agreement with Jerome R. Smith, dated September 30, 2011
99.1	Press Release, dated October 3, 2011